Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Delanco Federal Savings Bank	100%	United States
Delanco Financial Services Corporation (1)	100%	New Jersey

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(1) Wholly-owned subsidiary of Delanco Federal Savings Bank.